Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-232546, 333-198833, 333-182787, and 333-129840) of our report dated March 24, 2020 on the consolidated balance sheets of Patriot Gold Corp as of December 31, 2019 and May 31, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for the seven-month transition period ended December 31, 2019, and the years ended May 31, 2019 and 2018.

Spokane, Washington

March 24, 2020